Exhibit 10.1

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, dated of as November 1, 2010, by and between TREY RESOURCES, INC. (the “Company”) and YA GLOBAL INVESTMENTS, L.P. (“Investor”).  All capitalized terms used herein shall have the respective meanings assigned thereto in the Transaction Documents (as defined below) unless otherwise defined herein.

W I T N E S S E T H:

WHEREAS, the Company and the Investor have entered into certain financing arrangements set forth on Schedule A attached hereto and referred to herein as the “Transaction Documents”  pursuant to which, the Buyers hold the following convertible debentures (collectively, and as amended, modified, supplemented or amended and restated from time to time the “Debentures”):

Issuance Date	Holder	Debenture Number	Original Principal Amount	Outstanding Principal Amount
December 30, 2005	YA Global	CCP-1	$1,159,057	$711,847
December 30, 2005	YA Global	CCP-2	$600,000	$575,000
May 5, 2006	Investor	CCP-2	$600,000	$32,153

WHEREAS, the parties have agreed to amend the Debenture as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:

1.	Acknowledgements and Waivers of the Company.

a.
Acknowledgement of Obligations.  The Company hereby acknowledges, confirms and agrees that as of the date hereof, the Company is indebted to the Investor under the Debentures and the Transaction Documents in the outstanding principal amount set forth in the first Whereas clause above, plus accrued and unpaid interest thereon, and any other fees, costs, expenses and other charges now or hereafter payable (collectively, the “Obligations”) and such Obligations are unconditionally owed by the Company to the Investor, without offset, defense or counterclaim of any kind, nature or description whatsoever.

b.
Acknowledgement of Security Interests.  The Company hereby acknowledges, confirms and agrees that Investor has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Pledged Property heretofore granted to the Investor pursuant to the Amended and Restated Security Agreement dated December 30, 2005 between the Company and YA Global, as amended (the “Security Agreement”) or otherwise granted to or held by YA Global; provided, however that the Investor hereby consents to the Company obtaining accounts receivable financing secured by the Company’s existing or future accounts receivable and the payments thereunder.  The Investor will agree to subordinate its lien in such accounts receivable to an accounts receivable lender.

c.
Release.  The Company hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Investor, its general partner, and its investment manager, and each of their respective agents, servants, attorneys, advisors, officers, directors, employees, affiliates, partners, members, managers, predecessors, successors, and assigns (singly and collectively, as the “Released Parties”), with respect to the Obligations, the Transaction Documents, and/or the transactions set forth or otherwise contemplated in this Agreement, , and that if the Company now has, or ever did have, any offsets, defenses, claims, or counterclaims against any of the Released Parties with respect to the Obligations, the Transaction Documents, and/or the transactions set forth or otherwise contemplated in this Agreement, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Agreement, all of them are hereby expressly WAIVED, and the Company hereby RELEASES each of the Released Parties from any and all liability therefore.

2.	Amendments and Agreements. The Investor and the Company agree as follows:

a.	Extension of Maturity Date. The Maturity Date of the Debentures shall be extended to December 31, 2011.

b.
Installment Payments.  The Company will make the following payments (each an “Installment Payment”) by wire transfer in same day funds to the account set forth on Exhibit A hereto (or such other account as the Investor may notify the Company in writing) on or before each of the following dates (each an “Installment Date”):

Installment Date	Installment Payment
January 28, 2011	$175,000
February 1, 2011	$10,000
March 1, 2011	$10,000
April 1, 2011	$10,000
May 1, 2011	$10,000
June 1, 2011	$10,000
July 1, 2011	$10,000
August 1, 2011	$10,000
September 1, 2011	$10,000
October 1, 2011	$10,000
November 1, 2011	$10,000
December 1, 2011	$10,000

c.
Balloon Payment.  On the Maturity Date the Company shall owe to the Investor a payment (the “Balloon Payment”) equal to the outstanding principal amount of the Debentures (the “Balloon Principal”) plus all interest accrued but unpaid (the “Interest”) from the issuance date of the Debentures; provided, however, that if Balloon Principal is received by the Investor on or prior to the Maturity Date the Investor shall be deemed to have waived its right to receive the Interest, and/or any penalties or other sums of any type in excess of the Balloon Principal that may have accrued in accordance with the terms of the Debenture and/or the Transaction Documents or any other documentation related to the transaction.

d.	Prepayment. The Company may prepay the Balloon Payment or any Installment Payment without penalty.

e.	Adjustment to Conversion Price. Section 3(c) of each of the Debentures shall be amended and replaced with the following:

(1)	Conversion Price. The conversion price (the “Conversion Price”) is fixed at $0.0001.

(2)	Adjustment.

a.
If the Company at any time while this Debenture is outstanding, issues or sells (such issuance or sale a “Dilutive Issuance”) any shares of Common Stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issue or sale (such price, the “Applicable Price”), then immediately after such Dilutive Issuance the Conversion Price in effect shall be reduced to an amount equal to the New Issuance Price.

b.
If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, or (c) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event and any such adjustment made pursuant hereto shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or re-classification; provided, however, that if any event described in this section would cause the Conversion Price to be increased, the Conversion Price will not be adjusted.

c.
If at any time while this Debenture is outstanding the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without taking into account any limitations or restrictions on the convertibility of this Debenture) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

f.	Investor Conversion. So long as the Company complies with the terms of this Agreement, the Investor agrees not to convert any portion of the Debentures.

g.	Any default under this Agreement shall constitute an Event of Default under the Debentures and the Transaction Documents.

3.
Effect of this Agreement.  Except as modified pursuant hereto, no other changes or modifications to the Transaction Documents are intended or implied and in all other respects the Transaction Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of conflict between the terms of this Agreement and the other Transaction Documents, the terms of this Agreement shall control.

[SIGNATURE PAGE IMMEDIATELY TO FOLLOW]

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

Trey Resources, Inc.

By:
Name:
Title:

YA Global Investments, L.P.

By: Yorkville Advisors, LLC
Its: Investment Manager

By:
Name:
Title:

SCHEDULE A

TRANSACTION DOCUMENTS

Debenture No.CCP-1 issued to the Investor on December 30, 2005 in the original principal amount of $1,159,057 as amended from time to time.

Debenture No.CCP-2 issued to the Investor on December 30, 2005 in the original principal amount of $600,000 as amended from time to time.

Debenture No. CCP-2 issued to the Investor on May 5, 2006 in the original principal amount of $600,000 as amended from time to time.

Securities Purchase Agreement dated December 30, 2005 between the Company and the Investor.

Investor Registration Rights Agreement dated December 30, 2005 between the Company and the Investor, as amended.

Amended and Restated Security Agreement dated December 30, 2005 between the Company and the Investor.

Irrevocable Transfer Agent Instructions dated December 30, 2005 among the Company, the Investor, Fidelity Transfer Company, and David Gonzalez, Esq.

Exhibit A

Wire instructions